Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of BrilliA Inc.,

We hereby consent to the inclusion in this Registration Statement of BrilliA Inc. (the “Company”) on Form F-1 of our report dated July 22, 2025, with respect to our audits of the Company consolidated statements of financial positions as of March 31, 2025 and 2024 and the related consolidated statements of profit or loss and other comprehensive income, changes in shareholders’ equity and cash flows for the years ended March 31, 2025, 2024 and 2023 which appears in this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ TAAD LLP

We have served as the Company’s auditor since 2023.

Diamond Bar, CA

August 14, 2025